Exhibit 10.10
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) dated as of February 15, 2008 by and between Eloqua Limited, a Delaware corporation (the “Company”), and Donald Clarke (the “Executive”):
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:
     1. Employment. The Company shall employ the Executive, and the Executive shall serve the Company, upon the terms and conditions set forth in this Agreement during the period commencing on the date on which the Executive’s employment pursuant to this Agreement actually commences (the “Start Date”) and ending on the date on which the Executive’s employment pursuant to this Agreement is terminated in accordance with Section 4 (the “Term”). The Start Date shall be no later than March 10, 2008.
     2. Duties and Responsibilities.
          (a) During the Term, the Executive shall serve as the Chief Financial Officer of the Company or in such other positions with the Company and its subsidiaries consistent with the titles noted above as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”) or the Chief Executive Officer of the Company (the “CEO”). In addition, it is anticipated that the Executive will be elected Treasurer and/or Secretary or Assistant Secretary of the Company. During the Term, the Executive shall (i) be subject to, and comply with, all of the Company’s policies, rules and regulations applicable to its executive officers, (ii) report to, and be subject to the direction and control of, the CEO and (iii) shall perform such duties commensurate with the Executive’s position as shall be assigned to the Executive from time to time by the CEO or other authorized executive. The Executive shall devote his full working time and efforts to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities, as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement. The Executive shall perform and discharge faithfully, and to the best of his ability, such duties and responsibilities on behalf of the Company and any of its subsidiaries as are consistent with his position. The Company expects to secure office space in the Northern Virginia area to serve as the headquarters location of the Company. The Executive will be assigned to the headquarters office.

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          (b) The Executive represents and warrants to the Company that the Executive is not a party to or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business or entity and the Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair the Executive’s right or ability (i) to enter the employ of the Company or (ii) to perform fully his duties and obligations pursuant to this Agreement.
     3. Compensation.
          (a) General. During the Term, for all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive, and the Executive shall accept, the payments and benefits set forth in this Section 3. In addition to the payments and benefits set forth in this Section 3, the Executive shall be entitled to receive such other bonuses, options and other remuneration as the Board may from time to time approve, in its sole discretion.
          (b) Salary. During the Term, the Company shall pay the Executive a base salary of $18,750.00 per month (for an annual rate of $225,000) (the “Base Salary”). During the Term, the Executive’s Base Salary shall be reviewed at least annually by the CEO and may be increased. The term Base Salary as used in this Agreement shall refer to the Base Salary as so increased from time to time. The Base Salary shall be payable in installments in accordance with the Company’s regular practices, as such practices may be modified from time to time, but in no event less often than monthly.
          (c) Bonus. During the Term, the Executive shall be eligible to earn a performance bonus (the “Bonus”) of up to $100,000 for each fiscal year if the performance objectives established by the CEO for such fiscal year are met, and the Executive may be awarded a performance bonus in excess of the targeted Bonus amount in the event the performance objectives are exceeded. The CEO shall establish the performance objectives at least annually and, if requested by the Executive, shall deliver to the Executive a letter detailing the performance objectives. The satisfaction of the performance objectives, and the award of any performance bonus in excess of the targeted Bonus amount in the event the performance objectives are exceeded, shall be determined by CEO. With respect to any partial year of employment, the Bonus shall be prorated to reflect the period of employment during that year. The Bonus shall be payable when and as determined by the CEO but in no event before first day, or after the seventy-fourth (74th) day, of the fiscal year following the fiscal year to which such Bonus relates.
          (d) Vacation. During the Term, the Executive shall be entitled to three (3) weeks of paid vacation per calendar year, which shall accrue on a month-to-month basis over the course of the year and shall be taken at such times and intervals as shall be agreed to by the CEO and the Executive. With respect to any partial year of employment, the Executive’s vacation shall be prorated to reflect the period of employment during that year. Accrued but unused vacation time shall not be carried over into the next calendar year and shall be subject to the Company’s vacation policies, as such policies may be modified from time to time.

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          (e) Expenses. During the Term, the Executive shall be authorized to incur reasonable expenses in the performance of Executive’s duties. The Company shall reimburse the Executive for all such expenses promptly after the presentation by the Executive of itemized accounts of such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time.
          (f) Benefit Plans. During the Term, the Executive shall be eligible to participate on the same general basis and subject to the same rules and regulations as other Company executive employees in the standard health and welfare benefit plans of the Company, including qualified retirement, group medical, dental, accident, disability, life and other health and welfare benefit plans as may be provided by the Company from time to time to the Company’s executives of comparable status, to the extent that the Executive is eligible under such benefit plans in accordance with their respective terms. The Company may alter, add to, modify or terminate its benefit plans at any time it determines in its sole judgment to be appropriate.
          (g) Options. Subject to the approval of the Board, the Executive shall be entitled to be granted an option (the “Option”) to purchase 800,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company at a purchase price equal to the fair market value of such shares as of the date the Option is granted. The Option shall be subject to the terms and conditions of the Company’s 2006 Stock Option Plan (the “Plan”) and the option agreement representing the Option between the Executive and the Company, which will be provided to the Executive once the Option has been approved. The terms and conditions of the Option will include but are not limited to terms relating to exercise price, vesting and conditions on vesting, and treatment of options upon termination of employment. The Options shall vest at a rate of 25 percent on the first anniversary of the vesting start date set forth in the option agreement representing the Option and thereafter in equal monthly installments over the following 36 months. When granted by the Board, the vesting start date shall be the Executive’s Start Date. In the event of a Transaction (as defined in the Plan), then all unvested portions of the Option will vest immediately before consummation of the Transaction. The Employee must then exercise such options within the time period required by the Plan upon termination of employment.
          (h) During the Term, the Company shall reimburse the Executive for the reasonable fees and expenses of an accountant acceptable to the Company to assist the Executive in the preparation of the Executive’s tax returns in the United States and Canada, including federal, state, provincial and local tax returns. Such reimbursement shall be made promptly after the presentation by the Executive of itemized accounts of such expenditures. If, as a result of required allocations of the Executive’s compensation from the Company between the United States and Canada, the Executive’s combined income and employment tax liability in the United States and Canada in a specified year is greater than the amount of the Executive’s United States income and employment tax liability would have been if all of the Executive’s compensation from the Company had been allocated to the United States for such year (the difference between such amounts, the “Additional Tax Liability”), the Company shall pay to the Executive a Gross-Up Payment. “Gross-Up Payment” means the amount necessary so that the amount of the Gross-

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Up Payment retained by the Executive, after reduction for any United States and Canadian federal, state, provincial and local income and employment taxes imposed on the Gross-Up Payment, is an amount equal to the Additional Tax Liability. The amount of the Gross-Up Payment shall be reasonably determined by the Company after consultation with its legal and tax advisors. The Gross-Up Payment with respect to any year shall be paid when and as determined by the CEO but in no event before first day, or after the seventy-fourth (74th) day, of the year following the year to which the Additional Tax Liability relates. For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal, state and local income tax in the calendar year in which the Gross Up Payment is made (determined by reference to the Executive’s residence for such calendar year), net of the maximum reduction in federal income taxes which could be obtained from deduction or crediting of other taxes.
     4. Termination.
          (a) The Executive’s employment with the Company may be terminated by the Company at any time as follows:
               (i) without Cause provided that (except as provided in Section 4(b)(ii)), the Company has given at least fifteen (15) days’ prior written notice to the Executive;
               (ii) for Disability (as hereinafter defined) provided that the Company has given at least fifteen (15) days’ prior written notice to the Executive; or
               (iii) for Cause (as hereinafter defined).
          (b) The Executive may terminate the Executive’s employment with the Company at any time as follows:
               (i) for Good Reason (as defined below) provided that the Executive has given seven (7) days’ prior written notice of such termination to the Company, which notice shall not be given until after the Company has failed to cure such Good Reason during the time period specified in Section 4(d); or
               (ii) without Good Reason provided that the Executive has given at least thirty (30) days’ prior written notice of such termination to the Company; provided, however, that, at any time after receiving such notice, the Company may terminate the Executive’s employment on shorter notice or with no prior notice (which termination shall not be deemed a termination without Cause under this Agreement); provided further, however, that the Executive may terminate the Executive’s employment with no prior notice to the Company if the Company shall have breached its obligations under Sections 2(a), 3(b) or 3(c) (a “Material Breach”).
          (c) Executive’s employment with the Company shall automatically terminate upon Executive’s death.

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          (d) For purposes of this Agreement, the following terms shall have the following respective meanings:
          “Disability” means the Executive’s inability to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.
          “Cause” means (i) the Executive’s conviction (including any plea of guilty or nolo contendere) of any crime (whether or not involving the Company) which constitutes a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, in the jurisdiction involved (other than unintentional motor vehicle crimes); (ii) any action or omission that constitutes gross negligence, willful misconduct, fraud, embezzlement, misappropriation of funds or breach of fiduciary duty to the Company or any of its subsidiaries; (iii) the Executive’s continuing, repeated and willful failure or refusal to perform his duties and services under this Agreement (other than due to his incapacity due to illness or injury), provided that such failure or refusal continues uncorrected for a period of thirty (30) after the Executive shall have received written notice from the CEO stating the nature of such failure or refusal; (iv) the Executive’s material violation or breach of this Agreement, the Employee Agreement or the Company’s policies and procedures; (v) the Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation, or willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (vi) the Executive’s material violation of Unites States federal or state securities laws or applicable Canadian and/or provincial securities laws, except where the Executive has relied upon, and acted in accordance with, the advice of the Employer’s legal counsel with respect to the matter involved in such violation and believed he was acting in accordance with such laws.
          “Good Reason” means any of the following that occurs after the date on which the Executive’s employment pursuant to this Agreement actually commences, if not cured by the Company within 30 days of receiving written notice from the Executive of such occurrence (which shall be specified in reasonable detail), unless the Executive shall have given his consent thereto:

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               (A) Failure to elect, reelect or otherwise maintain the Executive in the office of the Chief Financial Officer of the Company;
               (B) A material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties of the Executive;
               (C) A reduction in Executive’s Base Salary or the targeted Bonus amount;
               (D) If the Company shall require the Executive to have the Executive’s principal location of work changed to any location which is in excess of 30 miles from the Executive’s then existing principal location of work; or
               (E) A Material Breach.
          “Change in Control” means the occurrence of any of the following events during the Term:
               (A) The Company is merged or consolidated into or with another corporation or other legal person, other than a consolidation or merger (i) to reincorporate the Company in a different jurisdiction, or (ii) in which the stockholders of the Company immediately prior to such consolidation or merger shall own more than 50% of the outstanding shares of capital stock or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors of the resulting or surviving corporation immediately after such consolidation or merger;
               (B) The Company sells, exclusively licenses or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, other than a sale or transfer to a corporation or legal person in which the stockholders of the Company immediately prior to such consolidation or merger shall own more than 50% of the outstanding shares of capital stock (or similar equity interests) or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors (or similar governing body); or
               (C) the sale or transfer by the Company’s stockholders of outstanding shares of capital stock of the Company that have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the Board of Directors, in a single transaction or series of related transactions, to a person, entity or “group” (as such term is used in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder).
          “Termination Date” means the last day of the Executive’s employment with the Company:

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     5. Obligations of the Company upon Termination.
          (a) If, during the Term, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate the Executive’s employment pursuant to Section 4(b)(i) then, subject to Section 5(c):
               (i) the Company shall pay to the Executive in a lump sum cash payment within thirty (30) days of the Termination Date the sum of the following amounts: (A) the Executive’s Base Salary then in effect through the Termination Date to the extent not theretofore paid, (B) any accrued vacation pay to the extent not theretofore paid and (C) any other amounts earned, accrued or owing but not yet paid or reimbursed under Section 3 (other than Section 3(c)) of this Agreement (the sum of the amounts described in this Section 5(a)(i) shall be hereinafter referred to as the “Accrued Obligations”);
               (ii) the Company shall pay to the Executive in a lump sum cash payment within thirty (30) days of the Termination Date an amount equal to the then current Base Salary for a six-month period; and
               (iii) if the Executive elects to receive continuation of health plan benefits to the extent authorized by and consistent with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) after the Termination Date, a continuation at the Company’s expense of such continuation coverage on behalf of the Executive for six (6) months following the Termination Date.
          (b) If the Executive’s employment is terminated (i) by the Company for Cause or Disability, (ii) by the Executive pursuant to Section 4(b)(ii)), or (iii) by reason of Executive’s death, the Company shall have no obligation under this Agreement to pay any amount to the Executive, other than payment of the Accrued Obligations. The Accrued Obligations shall be paid to the Executive or as otherwise provided pursuant to Section 8(a) in a lump sum in cash within thirty (30) days of the Termination Date or sooner, to the extent required by law.
          (c) The Company’s obligations to pay any severance amount and provide benefits hereunder in excess of Accrued Obligations is subject to and conditioned upon the Executive’s execution of a Release in the form set forth as Exhibit A to this Agreement, which Release shall be delivered to the Company within forty-five (45) days of the termination of the Executive’s employment with the Company. Such release will provide for a seven-day revocation period if required by applicable law (the “Revocation Period”). Notwithstanding the above, if any severance payments would otherwise be paid on a date prior to the expiration of the Revocation Period, such payment shall instead be paid on the business day immediately following the expiration of the Revocation Period (provided that no revocation right has been exercised by the Executive).
     6. Section 409A.
     (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the

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Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
          (b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
          (d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
     7. Employee Agreement. Concurrently with the Executive’s execution and delivery of this Agreement, the Executive shall execute and deliver to the Company a copy of the Employee Confidential Information and Non-Disclosure, Developments, Non-Solicitation and Non Competition Agreement in the form set forth as Exhibit A to this Agreement (the “Employee Agreement”). The Non-Disclosure Agreement signed between the Executive and Eloqua Corporation on January 18, 2008 as a means to facilitate the due diligence process leading up to this Agreement shall apply during the period from January 18, 2008 to the time the Employee Agreement is executed and delivered by the Executive to the Company, and the Employee Agreement shall apply thereafter.
     8. Successors.
          (a) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal

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representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement.
          (b) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof; provided, however, that such assignment shall not preclude the exercise of the Executive’s rights, if any, pursuant to Section 4(b)(i).
     9. Indemnification. If the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company or any subsidiary or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, and the Company’s certificate of incorporation and by-laws as the same exist or may hereafter be amended, against all expenses (including, without limitation, attorney fees), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators. In addition, the Company shall, if requested by Executive and to the extent permitted by and subject to any terms and conditions contained in, Delaware law and the Company’s certificate of incorporation and by-laws, advance to Executive sufficient amounts necessary to pay any expenses, including fees of counsel, incurred by Executive in connection with such proceeding. Notwithstanding the foregoing, the Company shall not be required to indemnify or advance expenses to the Executive in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of the Executive.
     10. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).
          (b) Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail addressed as follows:

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If to the Executive:
11599 Cedar Chase Road
Herndon, VA 20170
Telecopier: 703-654-1398
If to the Company:
553 Richmond Street West
Toronto, ON M5V 1Y6
Canada
Attention: Chief Executive Officer
Telecopier: 416-864-1881
with a copy to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Mark H. Burnett
Telecopier: (617) 523-1231
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by telecopier or by electronic mail, three business days after being sent by mail, or the next business day after being sent by overnight courier.
          (c) This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company. The provisions of this Agreement may be waived only by an instrument in writing signed by the party against whom enforcement of any waiver is sought.
          (d) The Company may, from time to time apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.
          (e) If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein. If such a modification is not possible, the parties hereto shall negotiate in good faith a modification

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of such provision that reflects as closely as possible the economic purpose of the invalid, illegal or unenforceable provision. If no agreement with respect to such modification is reached, the invalid, illegal or unenforceable provision will be severed from this Agreement. In any case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby for so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.
          (f) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (g) The Executive and the Company acknowledge that this Agreement, together with the executed and delivered Employee Agreement, constitute the entire agreement of the parties hereto with respect to the Executive’s employment by the Company and supercede any and all prior understandings or agreements, whether oral or written, express or implied. If there is a conflict between the provisions of this Agreement and the Employee Agreement, the provisions of this Agreement shall govern.
          (h) All descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          (i) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed and transmitted by facsimile, which signature shall be binding upon the parties as if they were original signatures. Upon such execution such party will deliver an original signature to the other party concurrently by Federal Express or similar generally recognized overnight carrier.
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Employment Agreement — Signature Page
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument of the date first above written.

ELOQUA LIMITED

By:	/s/ Joe Payne
Joe Payne
President and Chief Executive Officer

Date:	2/15/08

EXECUTIVE

/s/ Don Clarke

Donald Clarke

Date:	2/15/08

Exhibit A
RELEASE
     In consideration of the covenants and agreements set forth in this Release (the “Release”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Eloqua Limited, a Delaware corporation, and Donald Clarke (the “Executive”) hereby agree as follows:
     1. The Executive acknowledges that the Executive’s employment with Eloqua Limited and its subsidiaries (collectively, the “Company”) ended on ____________________, 20__ (the “Termination Date”). Pursuant to the Employment Agreement the Executive entered into with the Company dated as of February 15, 2008 (the “Agreement”), and subject to the terms and conditions set forth therein, the Company has agreed to pay the Executive certain severance payments described in Section 5(a) of the Agreement in exchange for, among other things, the Executive’s agreement to this Release.
     2. The Executive acknowledges that the Company has paid me all Accrued Obligations (as defined in the Agreement).
     3. The Executive hereby releases and discharges the Company, its successors and assigns, its affiliates, all other entities related to the Company, and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “Claims”) that the Executive has, claims to have, ever had, or ever claimed to have had against the Releasees. The Claims that the Executive releases include, without implication of limitation, all Claims relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company; all Claims of alleged wrongful or bad faith termination of employment; all Claims of any form of alleged unlawful employment discrimination, including all Claims based upon the Age Discrimination Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.§ 2000e et seq., or the [Note: Insert applicable state laws at time of execution]; all Claims of breach of either express or implied contract; all Claims that the Company engaged in any tortious conduct; all Claims for salary, wages, vacation pay, separation pay (except as provided in the Agreement), expense reimbursement (except as provided in the Agreement), or any other form of compensation; all Claims for attorney’s fees; and all Claims for reinstatement of employment with the Company. Notwithstanding the foregoing, this paragraph does not affect any rights the Executive may have under the Agreement and [Note: Reference other agreements that will survive this release].
     4. The Executive acknowledges that the Executive has been advised to consult with an attorney before signing this Release. The Executive further understands that the Executive may consider this Release for up to twenty-one (21) days before deciding whether to sign it. If the Executive signed this Release before the expiration of that twenty-one (21) day period, the Executive acknowledges that such decision was entirely voluntary. The Executive understands that if the Executive does not sign and return this Release to the Company within forty-five (45) days of the termination of the Executive’s employment with the Company, the Executive will not receive the severance payments described in Section 5(a) of the Agreement. The Executive

Release — Page 2
understands that for a period of seven (7) days after the Executive executes this Release, the Executive has the right to revoke it by a written notice to be received by the Company by the end of that seven (7) day period. The Executive also understands that this Release shall not be effective or enforceable until the expiration of that period. The Executive further represents and agrees that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily agreeing to those provisions. The Executive acknowledges that the Executive has not been induced to sign this Release by any representations of the Company other than those set forth in the Agreement.
     5. The Executive represents that, to the best of the Executive’s knowledge, the Executive has returned to the Company any and all Company property that has been in the Executive’s possession. If the Executive subsequently discovers that the Executive has any Company property in the Executive’s possession, the Executive shall promptly return any and all such property to the Company. The Executive understands that the Company property includes, without limitation, all copies of proprietary documents or software of the Company.
     6. The Company hereby releases and discharges the Executive of and from all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, known or unknown (all referred to below as “Claims”) that the Company has, claims to have, ever had, or ever claimed to have had against the Executive. The Claims that the Company releases include, without implication of limitation, all Claims relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company; all Claims of breach of either express or implied contract; all Claims that the Executive engaged in any tortious conduct; and all Claims for attorney’s fees. Notwithstanding the foregoing, this paragraph does not affect any rights the Company may have under the Agreement, the Employee Agreement and [Note: Reference other agreements that will survive this release].
     7. The parties acknowledge that nothing in this Release affects the obligations that they continue to have under the Agreement, the Employee Agreement and [Note: Reference other agreements that will survive this release].
     8. THE EXECUTIVE HAS READ THIS RELEASE THOROUGHLY, UNDERSTANDS ITS TERMS AND HAS SIGNED IT KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE UNDERSTANDS THAT THIS RELEASE IS A LEGAL DOCUMENT.

Donald Clarke

Date:

Signed before me this day of , 20 .

Notary Public

Release — Page 3

ELOQUA LIMITED

By:
Joe Payne
President and Chief Executive Officer

Signed before me this day of , 20 .

Notary Public

AMENDMENT TO
EMPLOYMENT AGREEMENT
     This AMENDMENT to the EMPLOYMENT AGREEMENT dated December 24, 2008 is by and between ELOQUA LIMITED, a Delaware corporation (the “Company”), and Donald Clarke (the “Executive”).
     WHEREAS, the Company and the Executive entered into the Employment Agreement as of February 15, 2008 (the “Agreement”); and
     WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:
     1. Section 5(c) of the Agreement is hereby amended by deleting the phrase “forty-five (45)” in its entirety and replacing it with the following:
          “thirty (30)”
     2. Section 6 of the Agreement is hereby amended by adding a new Section 6(e) immediately after Section 6(d) thereof as follows:
          “All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
     3. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first above written.

ELOQUA LIMITED

By: Name:	/s/ Joseph P. Payne Joseph P. Payne
Title:	CEO

/s/ Donald Clarke Donald Clarke

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (this “Amendment”) dated as of July 12, 2012 is made and entered into by and between Eloqua, Inc. (the “Company”), and Donald Clarke (the “Executive”).
     WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of February 15, 2008, as amended December 24, 2008 (the “Agreement”); and
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:
     1. Section 5(a) of the Agreement is hereby amended by adding the following as a new subsection (iv) thereto:
“ (iv) If such termination occurs within the 12 month period following a Sale Event (as defined in the Company’s 2012 Stock Option and Incentive Plan), then, in addition to the payments and benefits described above, (x) the Company will pay the Executive a lump-sum payment in an amount equal to six months of the Executive’s target annual bonus for the year of termination, payable on the date the payment described in Section 5(a)(iii) above is paid, provided the Release described in Section 5(c) below is effective as of such date, and (y) any unvested and/or unexercisable Company equity awards then held by the Executive, whether in the form of options, restricted stock, restricted stock units or other form, shall be immediately vested and/or exercisable as of the Termination Date.”
     2. Section 5 of the Agreement is hereby amended by adding the following as a new subsection (d) thereto:
“(d) Additional Limitation.
     (i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, acceleration, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the ‘Severance Payments’), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions will apply:
     (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive will be entitled to the full benefits payable under this Agreement.
     (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments will not exceed the Threshold Amount. In such event, the Severance Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over

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time (e.g., in installments, etc.), then the payments will be reduced in reverse chronological order.
     (ii) For the purposes of this Section 5(b), ‘Threshold Amount’ means three times the Executive’s ‘base amount’ within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and ‘Excise Tax’ means the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
     (iii) The determination as to which of the alternative provisions of Section 5(d)(i) will apply to the Executive will be made by an accounting firm selected by the Company (the ‘Accounting Firm’), which will provide detailed supporting calculations both to the Company and the Executive within 10 business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(d)(i) will apply, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm will be binding upon the Company and the Executive.”
     3. Section 6 of Agreement is hereby amended by adding the following subsections to the end thereof:
“ (e) To the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the

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Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s ‘separation from service.’”
     4. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.
     5. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ELOQUA, INC.

/s/ Joseph Payne

Joseph Payne
CEO

EXECUTIVE

/s/ Donald Clarke

Donald Clarke

July 12, 2012

Date

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